EXHIBIT 99.1

AutoZone Board Authorizes Additional $500 Million for Share Buybacks; Elects New Board Member

MEMPHIS, Tenn., Sept. 24, 2008 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO) today announced that its Board of Directors has authorized the repurchase of an additional $500 million of the Company's common stock. Including the additional authorization, the cumulative share repurchase authorization approved by its Board since 1998 totals $6.9 billion.

AutoZone also announced that Luis P. Nieto was elected to the Company's Board of Directors. Mr. Nieto is President, Consumer Foods for ConAgra Foods Inc., one of the largest packaged foods companies in North America. Prior to joining ConAgra, Mr. Nieto was President and Chief Executive Officer of the Federated Group, a leading private label supplier to the retail grocery and foodservice industries from 2002 to 2005. From 2000 to 2002, he served as President of the National Refrigerated Products Group of Dean Foods Company. Prior to joining Dean Foods, Mr. Nieto held positions in brand management and strategic planning with Mission Foods, Kraft Foods and the Quaker Oats Company.

In addition, the Company announced that two of its current board members, Dr. N. Gerry House and Charles M. Elson, have decided not to stand for re-election at the Company's Annual Stockholders Meeting, to be held December 17, 2008.

"AutoZone has truly benefited from the talents Gerry and Charles have brought to our Board for many years," said Bill Rhodes Chairman, President and CEO. "On behalf of 55,000 AutoZoners, I thank them for their leadership and commitment to our Company."

The Board of Directors nominated the remaining ten incumbent directors, including Mr. Nieto, for re-election at the Annual Meeting of Stockholders.

About AutoZone:

As of August 30, 2008, AutoZone sells auto and light truck parts, chemicals and accessories through 4,092 AutoZone stores in 48 states, the District of Columbia and Puerto Rico in the U.S. and 148 stores in Mexico.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, and service stations. AutoZone also sells the ALLDATA brand diagnostic and repair software. On the web, AutoZone sells diagnostic and repair information, and auto and light truck parts through www.autozone.com. AutoZone does not derive revenue from automotive repair or installation.

CONTACT:  AutoZone, Inc.
          Financial:
          Brian Campbell
            (901) 495-7005
            brian.campbell@autozone.com
          Media:
          Ray Pohlman
            (901) 495-7962
            ray.pohlman@autozone.com